Exhibit 99.1
Mesa Air Group Wins Injunction in Dispute with Delta Air Lines
Phoenix, May 29 2008 — Mesa Air Group Inc. (NASDAQ: MESA) today won a preliminary injunction in the Federal Court in Atlanta enjoining Delta Air Lines (“Delta”) from terminating Freedom Air’s ERJ-145 contract.
On March 28 2008, Delta notified Mesa of its intent to terminate the Delta Connection Agreement among Delta, the Company, and Mesa’s wholly owned subsidiary, Freedom Airlines Inc., alleging failure to maintain a specified completion rate with respect to its ERJ-145 Delta Connection flights during three months of the six-month period September 2007 through February 2008.
Commenting on today’s Court ruling, Mesa Air Group Chairman and CEO, Jonathan Ornstein said,” We are pleased with the Court’s ruling. We wish to reaffirm our commitment to provide the very best service to Delta Air Lines, our passengers and our people. We are hopeful this issue can be fully resolved soon.”
Freedom Airlines currently operates 34 50-seat ERJ-145 and 7 76-seat CRJ-900 aircraft for Delta Connection.
Mesa currently operates 181 aircraft with over 1,000 daily system departures to 150 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
For Further Information please contact:
Paul Skellon — VP Corporate Communications Mesa Air Group
Tel: 6026854162
paul.skellon@mesa-air.com
www.mesa-air.com